Exhibit 4.7

UNIT PURCHASE OPTION
CLARIFICATION AGREEMENT

This UNIT PURCHASE OPTION CLARIFICATION AGREEMENT (this ‘‘Agreement’’), dated November 15, 2006, is made by and between Acquicor Technology Inc. (the ‘‘Company’’) and each of the holders designated on the signature page hereof (‘‘Holders’’), to each Unit Purchase Option (defined below).

WHEREAS, on March 17, 2006, the Company issued those certain Unit Purchase Options (the ‘‘Unit Purchase Options’’) to ThinkEquity Partners LLC in connection with the Company’s initial public offering, and the Holders are the current holders of the Unit Purchase Options; and

WHEREAS, the parties hereto have agreed that the Unit Purchase Options be amended as set forth herein to clarify the understanding between the parties with respect to the terms of the Unit Purchase Options, such amendment effective as of March 17, 2006.

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto hereby agree as follows:

1. Each Unit Purchase Option is hereby amended by adding the following new Section 2.5 to such Unit Purchase Options:

‘‘2.5    No Obligation to Net Cash Settle. Notwithstanding anything to the contrary contained in this Purchase Option, if the Company is unable to deliver any securities pursuant to the exercise of this Purchase Option or the Warrants underlying the Purchase Option because a registration statement under the Securities Act of 1933, as amended, with respect to the securities to be issued upon such exercise is not effective, the Company will have no obligation to pay such registered holder any cash or otherwise ‘‘net cash settle’’ the Purchase Option or the Warrants underlying the Purchase Option. Accordingly, the Purchase Option may expire, and the Warrants underlying the Purchase Option may expire or be redeemed, unexercised and such securities may be deprived of any value.’’

2. Upon the due execution and delivery of this Agreement by the parties hereto, on and after the date hereof each reference in the Unit Purchase Options to this ‘‘Purchase Option’’, ‘‘hereunder’’, ‘‘hereof’’, ‘‘herein’’ or words of like import referring to the Unit Purchase Options shall mean and be a reference to the Unit Purchase Options, as amended hereby. Except as specifically amended above, the Unit Purchase Options shall remain in full force and effect and is hereby ratified and confirmed.

3. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

Exhibit 4.7

IN WITNESS WHEREOF, the parties have executed this UNIT PURCHASE OPTION CLARIFICATION AGREEMENT as of the date first set forth above.

ACQUICOR TECHNOLOGY INC.

By:	/s/ Gilbert F. Amelio
Name: Gilbert F. Amelio
Title: Chairman and Chief Executive Officer

THINKEQUITY PARTNERS LLC

By:	/s/ Jerome J. Joondeph, Jr.
Name: Jerome J. Joondeph, Jr.
Title: CFO and General Counsel

CRT CAPITAL GROUP LLC

By:	/s/ Christopher Chase
Name: Christopher Chase
Title: Managing Director

WEDBUSH MORGAN SECURITIES, INC.

By:	/s/ Gary Wedbush
Name: Gary Wedbush
Title: EVP, Capital Markets

GUNN ALLEN FINANCIAL, INC.

By:	/s/ Dean G. Tanella
Name: Dean G. Tanella
Title: EVP, Capital Markets

/s/ Paul Pittman
PAUL PITTMAN

[Signature Page to Unit Purchase Option Clarification Agreement]